-------------------------------                 -------------------------------
CUSIP No. 67010F103                             Page 1 of 6 pages
-------------------------------                 -------------------------------





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)



                                 NOVOGEN LIMITED
                                ----------------
                                (Name of Issuer)


             Sponsored ADR (each convertible into 5 Ordinary Shares)
                                  ------------
                         (Title of Class of Securities)


                                    67010F103
                                    ---------
                                 (CUSIP Number)

David J. Harris, Esq., 1775 I Street, N.W. Washington, D.C. 20006 (202) 261-3385
--------------------------------------------------------------------------------

                                March 22, 2006
                                ----------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

-------------------------------                                                         -------------------------------
CUSIP No. 67010F103                                                                     Page 2 of 6 pages
-------------------------------                                                         -------------------------------


        --------- ------------------------------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Josiah T. Austin

        --------- ------------------------------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
           2                                                           (b) [x]
        --------- ------------------------------------------------------------------------------------------------------
                  SEC USE ONLY
           3
        --------- ------------------------------------------------------------------------------------------------------

           4      SOURCE OF FUNDS

                  OO and WC
        --------- ------------------------------------------------------------------------------------------------------

           5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)     [ ]

        --------- ------------------------------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           6
                  United States
        ----------------------- --------- ------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                   7
               NUMBER OF                  29,500 Sponsored ADRs (representing 147,500 ordinary shares)
                SHARES          --------- ------------------------------------------------------------------------------
          BENEFICIALLY OWNED              SHARED VOTING POWER
                BY  EACH           8
               REPORTING PERSON           2,065,942 Sponsored ADRs (representing 10,329,710 ordinary shares)
                 WITH           --------- ------------------------------------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   9
                                          29,500 Sponsored ADRs (representing 147,500 ordinary shares)
                                --------- ------------------------------------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   10
                                          2,065,942 Sponsored ADRs (representing 10,329,710 ordinary shares)
        ----------- ----------------------------------------------------------------------------------------------------
            11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,095,442 Sponsored ADRs (representing 10,477,210 ordinary shares)
        ----------- ----------------------------------------------------------------------------------------------------
            12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

        ----------- ----------------------------------------------------------------------------------------------------
            13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    10.77%
        ----------- ----------------------------------------------------------------------------------------------------
            14      TYPE OF REPORTING PERSON

                    IN
        ----------- ----------------------------------------------------------------------------------------------------





-------------------------------                                                         -------------------------------
CUSIP No. 67010F103                                                                     Page 3 of 6 pages
-------------------------------                                                         -------------------------------


        --------- ------------------------------------------------------------------------------------------------------
                  NAME OF REPORTING PERSON
           1      SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  El Coronado Holdings, L.L.C.

        --------- ------------------------------------------------------------------------------------------------------
                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
           2                                                           (b) [x]
        --------- ------------------------------------------------------------------------------------------------------
                  SEC USE ONLY
           3
        --------- ------------------------------------------------------------------------------------------------------

           4      SOURCE OF FUNDS

                  OO and WC
        --------- ------------------------------------------------------------------------------------------------------

           5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)     [ ]

        --------- ------------------------------------------------------------------------------------------------------
                  CITIZENSHIP OR PLACE OF ORGANIZATION
           6
                  United States
        ----------------------- --------- ------------------------------------------------------------------------------
                                          SOLE VOTING POWER
                                   7
               NUMBER OF                  0
                SHARES          --------- ------------------------------------------------------------------------------
          BENEFICIALLY OWNED              SHARED VOTING POWER
                BY  EACH           8
               REPORTING PERSON           2,065,942 Sponsored ADRs (representing 10,329,710 ordinary shares)
                 WITH           --------- ------------------------------------------------------------------------------
                                          SOLE DISPOSITIVE POWER
                                   9
                                          0
                                --------- ------------------------------------------------------------------------------
                                          SHARED DISPOSITIVE POWER
                                   10
                                          2,065,942 Sponsored ADRs (representing 10,329,710 ordinary shares)
        ----------- ----------------------------------------------------------------------------------------------------
            11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,065,942 Sponsored ADRs (representing 10,329,710 ordinary shares)
        ----------- ----------------------------------------------------------------------------------------------------
            12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   [ ]

        ----------- ----------------------------------------------------------------------------------------------------
            13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    10.62%
        ----------- ----------------------------------------------------------------------------------------------------
            14      TYPE OF REPORTING PERSON

                    HC
        ----------- ----------------------------------------------------------------------------------------------------


-------------------------------                                                         -------------------------------
CUSIP No. 67010F103                                                                     Page 4 of 6 pages
-------------------------------                                                         -------------------------------


ITEM 1.  Security and Issuer.
------   -------------------

     This Amendment No. 4 to the Statement on Schedule 13D heretofore filed on November 18, 2004 is filed with respect to sponsored ADRs ("Sponsored ADRs"), each convertible into 5 ordinary shares ("Ordinary Shares") of Novogen Limited (the "Company"). The address of the Company is 140 Wicks Road, North Ryde, New South Wales 2113 C3 2113, 01161298780088. The Statement is being filed on behalf of Josiah T. Austin, a United States Citizen, and El Coronado Holdings, L.L.C. ("ECH"), an Arizona limited liability company whose principal place of business is 12626 Turkey Creek Road, Pearce, Arizona 85625 (collectively, the "Reporting Persons") to reflect the following amendments to Item 3 and Item 5.

ITEM 3.  Source and Amount of Funds or Other Consideration.
------   -------------------------------------------------

Item 3 is amended to include the following:

     The total consideration (exclusive of brokers' commissions) for all Ordinary Shares subject to this Amendment No. 4 is $5,191,689.90 The Ordinary Shares herein reported as being beneficially owned by the Reporting Persons were acquired in the following manner:

     (1) Austin is the sole managing Member of ECH. Acting on behalf of ECH, Austin purchased from January 24, 2006 to March 31, 2006 a total of 351,122 Sponsored ADRs (representing 1,755,610 Ordinary Shares) in open market transactions for aggregate consideration (exclusive of brokers' commissions) of $5,183,984.90. All purchases were made through various brokerage firms, and the primary source of the funding for these purchases was available funds of ECH and margin obtained under standard terms and conditions margin agreements.

     (2) Acting on behalf of the Christine E. Lowery Trust, in his capacity as Trustee, Austin purchased on March 7, 2006, a total of 500 Sponsored ADRs (representing 2,500 Ordinary Shares) in open market transactions for aggregate consideration (exclusive of brokers' commissions) of $7,705. The primary source of funds for these purchases was existing funds of the Trust.

All dollar amounts are in United States dollars.

Item 5. Interest in Securities of the Issuer.

     (a) Austin is the beneficial owner of 2,095,442 Sponsored ADRs (representing 10,477,210 Ordinary Shares, which is 10.77% based on the 97,247,644 Ordinary Shares outstanding as reported in the Company's Form 20-F, filed on December 23, 2005, and in the Company's Form 6-K, filed on February 24,
2006) in his personal capacity, as Trustee for certain family trusts and as sole Managing Member of ECH. ECH is the beneficial owner of 2,065,942 Sponsored ADRs (representing 10,329,710 Ordinary Shares, which is 10.62% based on the 97,247,644 Ordinary Shares outstanding as reported in the Company's Form 20-F, filed on December 23, 2005, and in the Company's Form 6-K, filed on February 24,
2006).

     (b) Austin has the sole power to vote or to direct the vote or to dispose or to direct the disposition of 29,500 Sponsored ADRs (representing 147,500 ordinary shares). As the sole Managing Member of ECH, Austin shares with ECH the power to vote or to direct the vote or to dispose or to direct the disposition of the 2,065,942 Sponsored ADRs (representing 10,329,710 ordinary shares) held by ECH.

     (c) In the  preceding  60 days,  ECH  purchased  an  aggregate  of  339,322
Sponsored ADRs (representing 1,696,610 Ordinary Shares) in the following transactions, each of which was made in a broker's transaction in the open market.

-------------------------------                                                         -------------------------------
CUSIP No. 67010F103                                                                     Page 5 of 6 pages
-------------------------------                                                         -------------------------------




----------------------- ------------------ ---------------------------------- --------------------------
Date                    Transaction        No. of ADRs (Ordinary Shares)      Price Per ADR
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
01/30/2006              Purchase           4,000 (20,000)                     $17.12
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
01/30/2006              Purchase           2,000 (10,000)                     $17.04
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
01/31/2006              Purchase           2,000 (10,000)                     $17.203
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/01/2006              Purchase           2,000 (10,000)                     $17.089
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/01/2006              Purchase           2,000 (10,000)                     $17.00
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/02/2006              Purchase           2,000 (10,000)                     $16.977
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/02/2006              Purchase           5,419 (27,095)                     $16.99
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/03/2006              Purchase           1,800 (9,000)                      $16.80
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/03/2006              Purchase           1,200 (6,000)                      $16.80
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/03/2006              Purchase           2,000 (10,000)                     $16.867
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/06/2006              Purchase           2,000 (10,000)                     $16.251
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/06/2006              Purchase           975 (4,875)                        $16.20
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/06/2006              Purchase           1,100 (5,500)                      $16.30
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/07/2006              Purchase           1,600 (8,000)                      $16.188
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/08/2006              Purchase           2,000 (10,000)                     $16.293
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/09/2006              Purchase           2,000 (10,000)                     $16.215
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/10/2006              Purchase           2,000 (10,000)                     $16.263
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/10/2006              Purchase           4,300 (21,500)                     $16.19
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/13/2006              Purchase           1,138 (5,690)                      $16.093
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/13/2006              Purchase           2,000 (10,000)                     $16.112
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/14/2006              Purchase           2,000 (10,000)                     $16.501
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/15/2006              Purchase           2,000 (10,000)                     $16.328
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/16/2006              Purchase           2,000 (10,000)                     $16.976
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/17/2006              Purchase           2,000 (10,000)                     $16.525
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/21/2006              Purchase           2,000 (10,000)                     $16.974
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/22/2006              Purchase           2,000 (10,000)                     $16.602
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/23/2006              Purchase           2,000 (10,000)                     $16.573
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/24/2006              Purchase           2,000 (10,000)                     $16.500
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/24/2006              Purchase           6,000 (30,000)                     $15.958
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/27/2006              Purchase           8,000 (40,000)                     $15.92
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/27/2006              Purchase           2,000 (10,000)                     $16.044
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/28/2006              Purchase           2,000 (10,000)                     $15.838
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
02/28/2006              Purchase           2,100 (10,500)                     $15.95
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/01/2006              Purchase           2,000 (10,000)                     $16.181
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/02/2006              Purchase           2,000 (10,000)                     $16.67
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/03/2006              Purchase           2,000 (10,000)                     $16.12
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/03/2006              Purchase           6,000 (30,000)                     $16.02
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/06/2006              Purchase           9,500 (47,500)                     $15.78
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/06/2006              Purchase           2,000 (10,000)                     $15.853
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/07/2006              Purchase           2,000 (10,000)                     $15.37
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/07/2006              Purchase           8,190 (40,950)                     $15.41
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/08/2006              Purchase           9,000 (45,000)                     $14.88
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/08/2006              Purchase           2,000 (10,000)                     $14.946
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/09/2006              Purchase           2,000 (10,000)                     $14.913
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/09/2006              Purchase           3,550 (17,750)                     $14.910
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/10/2006              Purchase           2,000 (10,000)                     $14.890
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/10/2006              Purchase           2,000 (10,000)                     $14.952
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/13/2006              Purchase           2,000 (10,000)                     $14.895

-------------------------------                                                         -------------------------------
CUSIP No. 67010F103                                                                     Page 6 of 6 pages
-------------------------------                                                         -------------------------------


03/14/2006              Purchase           2,000 (10,000)                     $14.642
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/14/2006              Purchase           3,000 (15,000)                     $14.640
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/15/2006              Purchase           5,000 (25,000)                     $14.390
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/15/2006              Purchase           2,000 (10,000)                     $14.533
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/16/2006              Purchase           2,000 (10,000)                     $14.058
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/16/2006              Purchase           21,050 (105,250)                   $13.404
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/17/2006              Purchase           3,000 (15,000)                     $12.86
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/17/2006              Purchase           2,000 (10,000)                     $12.936
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/20/2006              Purchase           2,000 (10,000)                     $12.924
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/21/2006              Purchase           2,000 (10,000)                     $12.501
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/22/2006              Purchase           2,000 (10,000)                     $12.366
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/22/2006              Purchase           13,600 (68,000)                    $12.837
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/23/2006              Purchase           9,800 (49,000)                     $13.43
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/23/2006              Purchase           2,000 (10,000)                     $13.405
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/24/2006              Purchase           2,000 (10,000)                     $13.98
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/24/2006              Purchase           5,500 (27,500)                     $13.97
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/27/2006              Purchase           7,700 (38,500)                     $13.70
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/27/2006              Purchase           2,000 (10,000)                     $13.71
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/28/2006              Purchase           2,000 (10,000)                     $13.259
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/28/2006              Purchase           2,900 (14,500)                     $13.14
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/29/2006              Purchase           7,700 (38,500)                     $13.673
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/29/2006              Purchase           2,000 (10,000)                     $13.714
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/30/2006              Purchase           2,000 (10,000)                     $13.927
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/30/2006              Purchase           20,000 (100,000)                   $14.018
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/31/2006              Purchase           76,200 (381,000)                   $14.072
----------------------- ------------------ ---------------------------------- --------------------------
----------------------- ------------------ ---------------------------------- --------------------------
03/31/2006              Purchase           2,000 (10,000)                     $13.495
----------------------- ------------------ ---------------------------------- --------------------------

     In the preceding 60 days, on March 7, 2006, acting on behalf of the Christine E. Lowery Trust in his capacity as Trustee, Austin purchased 500 Sponsored ADRs (representing 2,500 Ordinary Shares) at $15.41 per ADR. This purchase was made in a broker's transaction in the open market.

     (d) No person other than the Reporting Persons, has any right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such securities.

     (e) Not applicable.

Signature

     After reasonable inquiry and to the best knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: April 3, 2006                                  /s/ Josiah T. Austin
                                                     -----------------------
                                                     Josiah T. Austin,
                                                     Individually and as Sole
Managing Member of ECH.